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                                                        EXHIBIT 3.1



                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

    IWERKS Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

    FIRST:   That by unanimous vote of the Board of Directors of Iwerks
Entertainment, Inc. (the "Corporation") on August 10, 1995, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of Iwerks Entertainment, Inc. (the "Certificate") declaring such amendment to be in the best interest of the Corporation and its stockholders and authorizing the submission of such amendment to the stockholders of the Corporation for approval at the 1995 Annual Meeting of Stockholders. The resolutions setting forth the proposed amendment are as follows:

               RESOLVED FURTHER, that the first sentence of Article Fourth of the Certificate be, and it hereby is amended to read in full as follows:

               FOURTH:  The total number of shares which the Corporation shall
               ------
               have authority to issue is 51,000,000, consisting of 50,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

               RESOLVED FURTHER, that the forgoing amendment to the Certificate shall be submitted to the stockholders of the Corporation for approval at the Annual Meeting of Stockholders scheduled to be held on November 14, 1995, or on such date as the Annual Meeting is held or a special meeting of Stockholders is called for a vote upon this matter.

               RESOLVED FURTHER, that upon approval of the forgoing amendment to the Certificate by the stockholders of the Corporation, the officers of the Corporation be, and each of them, is hereby authorized, directed and empowered to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment of the Certificate effecting the forgoing amendment to the Certificate.

     SECOND: That pursuant to resolution of the Board of Directors of the Corporation, the Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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     THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, IWERKS Entertainment, Inc. has caused this certificate to be signed by Roy A. Wright, its Chief Executive Officer and President the 1st day of August 1997.


                                          By: _____________________________
                                          Roy A. Wright
                                          Chief Executive Officer and
                                          Chairman of the Board